UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2017

PARALLAX HEALTH SCIENCES, INC.

(Exact name of Company as specified in its charter)

Nevada	000-52534	46-4733512
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
1327 Ocean Avenue, Suite M Santa Monica, CA 90401 (Address of principal executive offices) 310-899-4442 (Registrant’s Telephone Number)
Copy of all Communications to: Lawrence I. Washor Washor & Associates 21800 Oxnard Street, Suite 790 Woodland Hills, CA 91367 (310) 479-2660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report and unless otherwise indicated, the terms "we", "us", "our", “Company”, and “Parallax” mean Parallax Health Sciences, Inc., a Nevada corporation, and its subsidiaries, unless otherwise indicated.

ITEM 8.01

OTHER EVENTS

On March 17, 2017, in Melamed v. Parallax Health Sciences, Inc., action No. SC124873, before the Los Angeles Superior Court (the “Matter”), a Ruling was issued in favor of Defendant, Parallax Health Sciences, Inc. (“the Company”). In the Matter, Plaintiff, Shahla Melamed, sought rescission of the August 13, 2015, Agreement for the Defendant to Acquire 100% of the Issued and Outstanding Shares of RoxSan Pharmacy, Inc. and Its Assets and Inventory (the “Purchase Agreement”).  Rescission was sought on the basis that, allegedly, in order to acquire RoxSan Pharmacy, Inc., the Defendant and its principals had allegedly defrauded Plaintiff, there had allegedly been a complete failure of consideration, and a unilateral mistake was allegedly made on the part of Plaintiff.

The Court ruled that no fraud on the part of Defendant or its principals had been demonstrated.  The Court further ruled that there had been no failure of consideration, and that Plaintiff’s entry into the Agreement was not a result of a unilateral mistake on her part.  Therefore, the Court ruled that the Plaintiff is not entitled to rescission of the Purchase Agreement.

The Minutes of the Ruling were entered by the County Clerk on March 17, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARALLAX HEALTH SCIENCES, INC.

Date: March 20, 2017	/s/ J. Michael Redmond
By: J. Michael Redmond
Its: President and Chief Executive Officer